Exhibit 10.1

The Labor Contract

Party A:	Qilun Group Inc.

Legal Representative:	Ruowen Li

Party B:	Li Ruowen

Gender:	Female

Id Number:	440301198310306445

Address:	102, Building 2, Kangle Village, No. 2061, Nanxin Road, Nanshan District, Shenzhen

Number:	13312989414

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According to the law of the People’s Republic of China labor law “, “labor contract law of the People’s Republic of China and the provisions of the relevant laws, regulations, policies, the party a has to introduce to party b according to the facts involved in this, on the basis of the relevant situations of the labor contract, the two sides reached an agreement through negotiation, in line with legal, the principle of equality, voluntary, honesty and credit to sign this contract, to abide by.

Chapter I Term of the Labor Contract

Article 1 Category, term and probation period of a contract

1.1 Term of the Contract for the execution of Item 1 below:

(1) 3-year fixed term: The term of the contract starts from the date of year and ends on the date of year. The probation period is 3 months, that is, from the date of (month) to the date of (month).If Party B has excellent performance during the probation period, he/she may be transferred to the full-time position in advance after being assessed by Party A.

(2) No fixed term The term of the contract starts from the date of year. The probation period is one month, namely from the date of (year) to the date of (year).

(3) The period shall be defined by the completion of certain work tasks: The contract period shall start from the date of the date of the year to the completion of the work tasks, and the mark of the completion of the work tasks is.

1.2 During the probation period, if Party A confirms that Party B does not meet the employment requirements or Party B has other circumstances stipulated by law, Party A may terminate this Contract by notifying Party B in writing at any time or in advance according to the law; If Party B is not willing to work for Party A, it may give a written notice to Party A three days in advance to terminate this contract, in which case, Party B shall complete the work handover procedures in accordance with Article 14 hereof and Party A’s relevant provisions.

Chapter 2 Work Content and Work Location

Article 2 Employment Positions

When signing the contract, Party B’s position (or position) is (management/media/public relations/creative/research and development/administrative/personnel/finance/market/operation/maintenance/commercial specialist /IT/ clerk/other).During the term of this contract, Party A shall have the right to adjust Party B’s above job position (or job position), including but not limited to the change of Party B’s job content, promotion, rank transfer, demotion, etc., due to the needs of the company’s operation or work or Party B’s working ability and performance.

1)	If Party A needs to transfer Party B’s position due to the needs of production, operation and service, or the change of industry, project adjustment and organizational structure, Party B agrees to accept it;

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2)	Party B agrees to accept Party A’s temporary arrangement of Party B to work in other positions due to the needs of Party A’s production and operation services;

3)	Party B is not competent for the job, including but not limited to Party B’s failure to meet the production service, work quality and other indicators due to skills, health and other factors, Party A’s rules and regulations or other written documents signed by Party A and Party B on work tasks, job responsibilities, performance appraisal and other requirements.

Article 3 Work tasks

Party B agrees that Party A shall reasonably arrange Party B’s work tasks as required during the term of employment. Party B shall complete the work tasks in accordance with Party A’s requirements for the corresponding work tasks and responsibilities.

Article 4 Obligations of Party B

Party B agrees to abide by the following terms during the term of this contract:

1)	Within the prescribed time, all energy, capabilities, and technology, only for the performance of the obligations under the provisions of this contract, in addition to ensure that their work to party a for its responsibility stipulated in the standard, still should finish this job arranged by party a for its temporary work outside of work, try our best to assist party a reach or exceed the expected business plan. After signing the labor contract with Party A, Party B shall not be employed by any other company or individual at the same time. Only with Party A’s assignment or written consent of Party A, Party B may engage in part-time work in other employers.

2)	Party B shall abide by the terms of this Contract, relevant laws and regulations and various internal rules, rules and work disciplines of Party A, obey the arrangement and decision of Party A, and shall not engage in activities that harm the interests of Party A, and shall not directly or indirectly seek personal gains for himself or others by taking advantage of his position and authority in Party A.

3)	During the term of this Contract, Party B shall not directly or indirectly engage in any commercial competition similar to the business activities that Party A is engaged in or will engage in, including but not limited to being employed by a company that competes with Party A, engaging in competitive consulting or other commercial activities.

4)	Party B acknowledges and acknowledges that any invention, idea, document, design, copywriting, audio, video and other work products produced by Party B during the performance of the work are job-related inventions or job-related creations, and the intellectual property rights related thereto belong to Party A.

Article 5 Work Place

Party B’s work place is 2201A of Modern International Building, No. 3038, Jintian Road, Gangxia Community, Futian Street, Futian District, Shenzhen, and the area involved in the project or work task that Party B participates in.

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Chapter III Labor Protection, Working Conditions and protection against Occupational Hazards

Article 6 Labor Protection

6.1	Party A is obliged to provide Party B with necessary working environment and conditions in accordance with relevant laws and regulations of China during the term of this contract and ensure that Party B can work in a safe and healthy environment. At the same time, Party A shall actively cooperate with Party B in its work and provide appropriate conditions for Party B to fulfill its obligations hereunder and comply with this Contract and Party A’s internal rules and regulations.

6.2	Party B shall have the right to work under the safety and health standards stipulated by the State, and shall have the right to refuse to perform any dangerous task forced by Party A in violation of Chinese laws.

6.3	Party A shall take all measures to protect Party B’s safety at work and prevent the occurrence of occupational hazards.

Article 7 Working Hours

Party A arranges Party B to implement ☐ standard working hour system ☐ Comprehensive working hour system ☐ irregular working hour system. Party B’s specific working hours shall be implemented in accordance with the attendance and working hour system formulated by Party A according to law.

Article 8 Working Overtime

8.1	Party A shall implement the examination and approval system for overtime work. In case of work needs, Party A may arrange Party B to work overtime, but shall pay the overtime salary or adjust the time off according to the national regulations.

8.2	If Party B extends the working hours without the request or approval of Party A, the extended working hours shall not be deemed as overtime work and Party A shall have the right to pay no remuneration.

Chapter IV Labor Remuneration

Article 9 Remuneration for Labour

9.1	Party A shall pay labor remuneration to Party B, which consists of three parts: basic salary, performance pay and performance bonus calculated according to the company’s sales performance. During the probation period, Party B’s basic salary and performance pay shall be RMB/month and RMB/month respectively. After Party B becomes a regular employee, Party B’s basic salary and performance pay shall be RMB/month respectively, and performance bonus shall be added separately.

9.2	Party A shall pay Party B the salary of the previous month in currency before 10th (inclusive) of each month. In case of special circumstances, both parties shall negotiate to confirm.

9.3	Party B’s monthly salary shall not be lower than the local minimum wage standard. The employment intention letter signed by Party A and Party B regarding labor remuneration and wages during the probation period shall remain valid after the establishment of labor relationship between the parties, unless otherwise agreed by the parties in this labor contract or otherwise agreed in writing.

9.4	Party B’s bonus and allowance shall be subject to Party A’s relevant rules and regulations, unless otherwise agreed in writing by both parties.

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9.5	During the term of this Contract, if Party B’s position, level and position change, Party B’s salary and benefits shall be adjusted accordingly. The written document of remuneration change issued by Party A shall be attached to this contract.

9.6	Party B agrees that Party A shall deduct or deduct the following expenses or amounts from Party B’s wages:

1)	Personal income tax on personal income obtained by Party B from Party A;

2)	Party A pays social insurance and welfare for Party B according to national regulations;

3)	Economic losses caused by Party B to Party A;

4)	Other circumstances otherwise agreed in laws and regulations, collective contracts and Party A’s rules and regulations.

9.7	Party B shall abide by Party A’s salary confidentiality system. Any disclosure of Party B’s salary or improper access to the salary of others will result in Party A imposing corresponding penalties on Party B according to Company regulations. Party B shall contact the Human Resources Department for any ambiguity regarding labor remuneration.

Chapter V Insurance Benefits

Article 10 Labor insurance and welfare benefits

10.1	Party A shall handle the social insurance and housing accumulation fund for Party B according to the relevant provisions of the national and local government on social insurance and housing accumulation fund payment, and fulfill the obligation of withholding and payment.

10.2	If Party B is injured due to illness or non-work-related injury, his/her sick pay or sickness relief fee shall not be less than 80% of the local minimum wage standard, and his/her medical treatment shall be implemented in accordance with the relevant provisions of Chinese laws. The wage, allowance and medical insurance benefits of Party B due to occupational disease or work-related injury shall also be implemented in accordance with the relevant provisions of Chinese laws.

10.3	Party B shall be entitled to holidays and holidays specified in Chinese laws every year.

10.4	Party B may enjoy paid annual leave in accordance with Chinese laws and Party A’s regulations. The time for applying for leave shall be reasonably arranged according to the company’s business.

Chapter VI Labor Discipline

Article 11 Labor discipline and confidentiality discipline

11.1	During the contract period, Party B shall abide by Party A’s labor discipline and other rules and regulations, obey the arrangements made by Party A in accordance with the provisions of this Contract and rules and regulations (including but not limited to the adjustment of work content, business trip and work in other places), and work actively to complete various tasks.

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11.2	Party B understands and confirms that Party B will come into contact with and know Party A’s trade secrets during the working process. Party B shall strictly abide by Party A’s confidentiality agreement during the contract period and shall not disclose Party A’s and its customers’ trade secrets to the outside world. The Confidentiality Agreement shall be annexed to this Contract and have the same legal effect.

11.3	If Party B violates Party A’s labor discipline, confidentiality discipline and other rules and regulations, Party A shall give different punishments according to the seriousness of the case, and even terminate the labor contract. If economic losses are caused to Party A, Party A shall reserve the right to recover them according to law.

11.4	Party A shall have the right to amend its rules and regulations according to the needs of its operation and management.Party A may notify Party B of the amendments to the rules and regulations in any manner it deems appropriate (including but not limited to notices, circulars, e-mails, memos and employee manuals).

11.5	If Party B has any dissatisfaction or opinion on Party A, it shall not express it in any other way that may affect the work of the company and the solidarity of colleagues.

Chapter 7 Alteration, rescission, termination and Renewal of the Labor Contract

Article 12 Contract Modification

12.1	In case of any change in the laws, administrative regulations and rules based on which the Contract is concluded, the new provisions shall apply.

12.2	8. If the objective conditions based on which the contract is concluded are changed so that the contract cannot be performed, the relevant contents of the contract may be modified upon the agreement of both parties through negotiation.

Article 13 Termination and rescission of the Contract

13.1	This Contract may be terminated upon mutual agreement of both parties. To terminate this Contract, Party B shall give a written notice to Party A 30 days in advance. Party A may unilaterally terminate this Contract under any of the following circumstances:

(1)	Party B proves that he/she does not meet the employment requirements during the probation period;

(2)	Party B seriously violates labor discipline or Party A’s rules and regulations;

(3)	Party B seriously neglects its duty or engages in malpractices for personal gain, which causes significant damage to Party A’s interests;

(4)	Party B is investigated for criminal responsibility according to law;

(5)	Party A is closed, suspended or on the verge of bankruptcy and is in the period of legal reorganization or has serious difficulties in production and operation;

(6)	Party B falls ill or suffers a non-work-related injury, and is unable to do the work agreed upon in this contract or other work arranged by Party A after the expiration of medical treatment;

(7)	Party B is not competent for the job and remains incompetent after training or post adjustment;

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13.2	If Party A terminates this Contract in accordance with Item (1), (2), (3) and (4) of Article 13.1, it may terminate the contract immediately without paying economic compensation to Party B.

13.3	Other rescissions and terminations shall be carried out in accordance with the Labor Contract Law and other relevant laws and regulations.

Article 14 Effectiveness of dissolution/termination

14.1	In accordance with the terms and conditions of this contract cancellation, termination or expiration, party b shall immediately cease to engage in any activities in the name of party a, according to the request of party a to complete the outstanding issues, settlement of all accounts, and the termination of the contract termination, or within a day or two sides, within the time limit will be negotiated separately written all returned to party a’s property, including but not limited to:

(1)	All documents and files related to Party A and its management, operation and products and copies thereof shall be kept, used or within the scope of Party B’s control;

(2)	List and information of Party A’s suppliers, customers and other contact units and individuals;

(3)	Software, disks, hard drives and CDS containing Party A’s data and information;

(4)	Working tools, instruments, equipment and other office appliances provided by Party A for Party B.

14.2	Party B shall rescind/terminate the labor contract and handle the handover procedures in accordance with the above provisions within 5 working days from the last working day. If Party B is unable to handle it by himself due to special circumstances, Party B may entrust the entrusted party designated by Party A to assist in handling it. If Party B fails to handle the matter within the time limit, Party A shall have the right to claim compensation from Party B for the economic losses caused thereby. If Party A is required to pay economic compensation to Party B in accordance with the relevant provisions of the labor Contract Law, it shall be paid at the time of completion of the work handover, unless otherwise agreed in writing by both parties in the agreement on rescission/termination of the labor contract.

14.3	If Party B terminates or rescinds this Contract for any reason, Party B shall notify Party A in writing 30 days in advance and complete the work handover procedures in accordance with the Company’s regulations and Party A’s requirements. If Party B refuses to hand over the work or fails to inform Party A of his/her resignation in advance and causes economic losses to Party A, Party A shall have the right to recover economic compensation from Party B in accordance with the law.

Article 15 Renewal of the Contract

The labor contract shall be terminated upon expiration of the term hereof, unless otherwise provided by laws and administrative regulations. Party A and Party B may renew the labor contract with the consent of both parties through negotiation.

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Chapter VIII Liability for Breach of Contract and Economic Compensation

Article 16 The economic compensation that Party B is entitled to according to law due to the rescission or termination of the labor contract shall be implemented in accordance with the provisions of laws and regulations. Before Party B completes the work handover with Party A, Party A may not pay the economic compensation temporarily.

Article 17 If Party A unlawfully rescinds or terminates the labor contract of Party B, it shall pay compensation according to national regulations.

Article 18 If Party B is unable to do his/her original job or any other job arranged by Party A due to illness or non-work-related injury, Party A shall pay the medical subsidy according to the relevant national standards.

Article 19 If Party B violates the confidentiality matters and non-competition provisions set forth in this Contract and/or the Confidentiality Agreement and causes economic losses to Party A, it shall be liable for breach of contract and/or compensation according to the extent of losses in accordance with this Contract, the Confidentiality Agreement and relevant national regulations.

Article 20 If Party B violates the provisions or the provisions of the labor contract and requests to terminate this Contract in advance, it shall be liable for breach of contract and/or compensation for Party A’s following losses:

(1) Party A invites Party B to accept the fees paid by Party B;

(2) For the training fee paid by Party A for Party B, if there is a special agreement between the two parties regarding the training fee, the relevant agreement shall be implemented;

(3) Indemnify Party A for the direct economic losses caused to Party A’s operation and work.

Article 21 If Party B fails to terminate the labor contract in accordance with the provisions of laws and regulations and/or this contract, it shall be deemed as illegal termination of the labor contract or establishment of labor relations with other employers without termination of this contract, and Party B shall bear the economic losses thus caused to Party A.

Article 22 Party B agrees that Party A has the right to realize its rights under this Contract by deducting wages, bonuses and other payments payable to Party B in accordance with the law, including but not limited to liquidated damages and compensation borne by Party B.

Chapter 9 Miscellaneous

Article 23 Labor Disputes

Any labor dispute arising from the performance of this Contract between Party A and Party B shall be settled through friendly negotiation. If no settlement can be reached through negotiation, either party may apply to the Labor Dispute arbitration committee of Party A’s place of residence for arbitration according to law.

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Article 24 Party B undertakes that it has carefully read and studied all the documents (rules) or agreements listed below and in the attached confirmation letter, and will strictly implement them in future work:

(1) Non-Disclosure Agreement

(2) Letter of Employment Intention

(3) Employee Handbook

(4) Other rules and regulations of Party A, including but not limited to:

a) Attendance Management System

b) Entry Management System

c) Probation Period and Full-time Management System

d) On-the-Job Management System

e) Personnel Adjustment Management Provisions

f) Post Transfer Management System

g) Salary Management System

h) Welfare Management System

i) Performance Management System

j) Reward and Punishment Management System

k) Training Management System

l) Work Specification, Security and Confidentiality Matters

Party B undertakes to carefully read and strictly implement the new and published legal and valid rules and regulations of the Company and/or the changes to the rules and regulations after this Contract is signed.

Article 25 Party A’s employee handbook, rules and regulations, recruitment and acceptance agreements, training agreements, confidentiality agreements signed by both parties, and other documents agreed upon in writing by both parties as attachments to this Contract after the signing of this Contract, shall be annexed to this Contract and have the same legal effect as this Contract.

Article 26 The validity, interpretation, performance and dispute resolution of this Contract shall be governed by the laws of China.The matters not covered herein shall be governed by the relevant national laws, regulations and Party A’s system.

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Article 27 Matters not covered in this contract or the contents of a clause in this contract are contrary to the relevant provisions of the State, shall be handled in accordance with the relevant provisions, without affecting the validity of other provisions.

Article 28 This Contract is signed by Party A and Party B and shall come into force upon signature or seal by both parties. This contract is made in duplicate, with Party A holding one copy and Party B holding one copy.

Article 29 Notice and Service: Unless the notice is delivered to the other party in person, either party shall send the notice to the other party by express delivery, registered mail or other means to the address set forth on the first page of this Contract until the other party gives a written notice to change the address.If the notice is delivered to Party A, it shall be marked “Human Resources Department” for receipt;Express mail and registered mail shall be deemed to have been delivered to the address listed on the first page of this Contract.

Article 30 Party B undertakes that the ID card, resume, graduation certificate, degree certificate, resignation certificate and other materials submitted by Party B are true, legal and valid. If Party B provides false certificates and resumes, Party A shall have the right to terminate the labor contract without compensation in accordance with the law.

Article 31 Party B warrants that it has not violated any previously agreed obligations or statutory obligations concerning labor contracts, non-competition, trade secrets, part-time and dual labor relations with any other employer, or employment agreements and trade secrets with any individual or organization that is not a subject of labor law.

Party A (Seal)		Party B (signature) :	Ruowen Li
Legal representative or Authorized agent (signature) :	Ruowen Li	Date:	June 1, 2022
Date:	June 1, 2022

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